Exhibit 10(b)
GE AEROSPACE 2024 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
I.Non-Employee Director Compensation
A.Establishment of Annual Compensation. Each non-employee director (a “Director”) serving on the Board of Directors (the “Board”) of GE Aerospace (General Electric Company or the “Company”) shall be eligible to receive Annual Compensation in amounts as the Board may determine to be appropriate, and subject to the terms and conditions set forth in this GE Aerospace 2024 Non-Employee Director Compensation Plan (this “Plan”) and any limitations set forth in the LTIP. This Plan shall be maintained as a sub-plan under the LTIP. The Annual Compensation shall be payable in the form of an Annual Cash Retainer and Annual RSUs.
B.Payment of Annual Cash Retainer. The Annual Cash Retainer shall be payable in cash, in quarterly installments, with each installment payable as promptly as practicable following the last business day of the calendar quarter to which it applies. Quarterly payments shall be pro-rated if Board service commences or terminates during a calendar quarter.
C.Payment of Annual RSUs. The Annual RSUs shall be granted under the LTIP in connection with the Company’s annual meeting of stockholders (or, if later, in connection with a Director’s appointment or election to the Board) and will be settled in shares of Common Stock at the time or times as the Board may determine, subject to the LTIP and the terms of the award agreement applicable thereto. Annual RSUs shall be pro-rated if Board service commences other than in connection with the Company’s annual meeting of shareholders.
II.Deferral Election.
A.Election to Defer.
1.Each Director may elect, by written notice in a form provided by the Company (the “Deferral Election”), to receive all or a portion of such Director’s Annual Cash Retainer as (a) deferred cash pursuant to Section III (“Deferred Cash”) or (b) phantom stock units pursuant to Section IV (“Phantom Units”).
2.Each Director may also elect, through a Deferral Election, to defer the receipt of the shares of Common Stock otherwise deliverable in settlement of Annual RSUs. For the avoidance of doubt, such Deferral Election, if made, must apply to all Annual RSUs granted during the applicable calendar year.
3.Each Deferral Election shall also include an election regarding the time of distribution of any Deferred Cash and Phantom Units in accordance with the distribution options provided under Section V.A. and shall specify the time of distribution of any deferred Annual RSUs.
B.Time of Deferral Election.
1.Directors who have previously been appointed or elected to the Board and are continuing their service on the Board may only make a Deferral Election prior to the beginning of the calendar year with respect to the Annual Cash Retainers payable for such calendar year and the Annual RSUs granted during such calendar year. Once made, such Deferral Election shall be irrevocable on and after the beginning of such calendar year with respect to the Annual Compensation for such calendar year. A Director may make a separate Deferral Election with respect to the Annual Compensation for any subsequent calendar year.
2.Each Director initially elected or appointed to the Board may make a Deferral Election within 30 days from the date of their initial election or appointment and such Deferral Election shall only apply to (i) the Annual Cash Retainer earned in calendar quarters for such initial calendar year beginning after the date of such election, and (ii) the Annual RSUs granted for such initial calendar year after the date of such election. Once made, such Deferral Election shall be irrevocable following the end of the 30-day period with respect to such initial calendar year. For any subsequent calendar years, such Director’s ability to make Deferral Elections under this Plan will be on the same basis as for other continuing Directors specified above.
3.For the initial calendar year during which the Effective Date (as defined below) occurs, each Director may make a Deferral Election by no later than May 6, 2024, and such Deferral Election shall only apply to the Annual RSUs granted after the date of such election. Once made, such Deferral Election shall be irrevocable after May 6, 2024 with respect to the Annual RSUs granted for such initial calendar year. For the avoidance of doubt, any prior Deferral Election made under the Company’s 2003 Non-Employee Director Compensation Plan with respect to the Annual Cash Retainer for the initial calendar year during which the Effective Date occurs shall continue to apply for such Annual Cash Retainer.
III.Deferred Cash
A.Deferred Cash Account. For each Director who elects to receive all or any portion of his or her Annual Cash Retainer in the form of Deferred Cash, the Company shall establish a bookkeeping account (the “Deferred Cash Account”) and will credit such account the amounts of Deferred Cash earned by the Director. Such amounts will be credited as of the date(s) on which they otherwise would be paid in cash to such Director pursuant to Section I.B, absent a Deferral Election.
B.Interest. Interest shall accrue on the Deferred Cash Account from the date on which the applicable amounts are credited to the Deferred Cash Account through the date immediately preceding the date of any distribution. Interest will be credited monthly based upon the prior calendar month’s average yield for U.S. Treasury notes and bonds with maturities of from 10 to 20 years, as published by an official agency to be determined by the Company’s Chief Financial Officer and utilized on a consistent year to year basis, or such other rate as may be specified by the Board.
IV.Phantom Units.
A.Phantom Unit Account. Each Phantom Unit represents the right to receive cash payment equal to the average of the closing market price of one share of Common Stock as reported on the New York Stock Exchange for the 30 days immediately preceding (but inclusive of) the settlement date. For each Director who elects to receive all or any portion of his or her Annual Cash Retainer in the form of Phantom Units, the Company shall establish a bookkeeping account (the “Phantom Units Account”) and shall credit such account with the number of Phantom Units determined in accordance with this Section IV. A Director will not have any right to vote or receive dividends (except for dividend equivalents as provided below in Section IV.C.) with respect to any Common Stock underlying the Phantom Units credited to his or her account.
B.Number of Phantom Units.
1.Phantom Units will be credited to a Director’s Phantom Unit Account as of the date that the related Annual Cash Retainer cash payment otherwise would be made to the Director pursuant to Section I.B.
2.The number of Phantom Units credited shall equal the amount of the related Annual Cash Retainer divided by the average of the closing market price of the Common Stock as reported on the New York Stock Exchange for the 30 days immediately preceding (but inclusive of) the applicable Annual Cash Retainer payment date.
C.Dividend Equivalents. On each dividend payment date, a Director’s Phantom Unit Account shall be credited with regular quarterly dividend equivalents in the form of additional Phantom Units determined by multiplying the number of Phantom Units in the Director’s Phantom Unit Account on the related dividend record date by any per share cash dividends declared by the Company on the Common Stock and dividing the product by the closing market price of the Common Stock as reported on the New York Stock Exchange on such dividend payment date.
D.Adjustments. The Phantom Units, including the number and type of Common Stock or other securities to which Phantom Units relate, shall be subject to adjustment as appropriate in accordance with Section XV of the LTIP.
V.Distribution of Deferred Cash and Phantom Units.
A.Time and Form of Distribution.
1.All amounts credited to a Director’s Deferred Cash Account and Phantom Unit Account shall be paid in accordance with the Deferral Election of the Director as either (i) a lump sum distribution, (ii) payment in five annual installment distributions, or (iii) payment in ten annual installment distributions.
2.All payments payable as a lump sum pursuant to the Director’s Deferral Election shall be paid on the one-year anniversary of the Director’s Separation from Service (the “First Anniversary Date”), or as soon thereafter as practicable but in no event later than the last day of the calendar year in which the First Anniversary Date occurs. All payments payable as annual installments pursuant to the Director’s Deferral Election shall be paid annually beginning on July 15th following the First Anniversary Date and on each July 15th thereafter (or as soon thereafter as practicable but in no event later than the last day of the calendar year in which such dates occur).
3.All distributions from the Deferred Cash Account and from the Phantom Unit Account will be made in cash, unless otherwise determined by the Board, or committee thereof, in connection with equitable adjustments made pursuant to Section IV.D, subject to any applicable provisions of Section 409A.
B.Death of Director. In the event of a Director’s death prior to receiving all entitled amounts pursuant to this Plan, payments shall be made (or continue to be made) pursuant to the Deferral Election to the beneficiary(s) designated by the Director (or failing such designation, to the Director’s estate).
C.Determination of Amount of Installment Payments. The amount of the first installment payment shall be a fraction of the value of the cash in the Director’s Deferred Cash Account or the value of Phantom Units in the Director’s Phantom Unit Account, as applicable, on the date of the initial installment payment, the numerator of which is one and the denominator of which is the total number of installments elected. Each subsequent installment shall be calculated in the same manner as of the date of that installment payment, except that the denominator shall be reduced by the number of installments which have been previously paid.
VI.General Provisions.
A.Effective Date. This Plan shall be effective as of May 7, 2024 (the “Effective Date”) and shall only apply to Annual Cash Retainers paid and Annual RSUs granted on or after the Effective Date. All compensation earned by any Director prior to the Effective Date shall remain subject to the Company’s 2003 Non-Employee Director Compensation Plan, or any predecessor to that plan.
B.Status as Sub-Plan. This Plan shall be maintained as a sub-plan under the LTIP and subject to the applicable terms thereof. All Phantom Units payable under this Plan shall be awarded under the LTIP, subject to all of the terms and conditions of the LTIP. For the avoidance of doubt, this Plan and any Deferral Election shall constitute an Award Agreement.
C.Assignability. No right to receive payment under this Plan shall be transferable or assignable by a participant except by will or laws of descent and distribution.
D.Amendment of the Plan. This Plan may be amended, suspended or terminated at any time by the Board, or committee thereof. Any amendment or termination shall comply with the restrictions of Section 409A to the extent applicable. No amendment or termination of the Plan may accelerate a scheduled payment of amounts subject to Section 409A, nor may any amendment or termination permit a subsequent deferral of amounts subject to Section 409A unless compliant with Section 409A requirements.
E.Compliance with Section 409A. In the absence of a Deferral Election, payment of the Annual Cash Retainers are intended to be exempt from Section 409A pursuant to the exemption for short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4). Payments under this Plan otherwise subject to the requirements of Section 409A are intended to comply with Section 409A, and this Plan shall be administered and interpreted in a manner consistent with such intent. Notwithstanding the foregoing, the Company makes no representations or covenants that any compensation paid or awarded under the Plan will be exempt from or otherwise comply with Section 409A. None of the Company, the Board, or any delegates thereof shall have any liability for its actions or otherwise to a Director, or any other party, if any payment or award that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant.

F.Unfunded Obligations. The amounts to be paid to Directors under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Directors (or any other party) will not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
G.No Right to Continued Board Membership. Neither the Plan nor any compensation payable hereunder will confer on any Director the right to continue to serve as a member of the Board or in any other capacity for the Company.
H.Severability. If any provision of this Plan will for any reason be held to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provision hereof, and the Plan will be construed as if such invalid or unenforceable provision were omitted.
VII.Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the LTIP.
A.“Annual Cash Retainer” means the portion of the Annual Compensation that the Board determines will be payable in cash, prior to any election by any Directors in accordance with Section II.
B.“Annual Compensation” means the non-employee director compensation established from time-to-time by the Board, including any additional compensation provided for service to Board committees or for other positions on the Board.
C.“Annual RSUs” means the portion of the Annual Compensation that the Board determines will be granted in Restricted Stock Units.
D.“LTIP” means the GE 2022 Long-Term Incentive Plan or any successor plan.
E.“Section 409A” means Section 409A of the Code and the Treasury regulations promulgated thereunder.
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